Exhibit 99.1

SS Innovations International Performs World’s First Robotic Cardiac Telesurgeries with its SSi Mantra 3

●	A Robotic-Assisted Internal Mammary Artery Harvesting Telesurgery procedure was successfully completed in 58 minutes.

●	The world’s first Robotic Beating Heart Totally Endoscopic Coronary Artery Bypass (TECAB) Telesurgery was performed with a latency of only 40 milliseconds (less than 1/20th of a second).

●	The procedures were performed using the SSi Mantra 3 Surgical Robotic System which was remotely connected from SS Innovations’ headquarters in Gurugram, India to Manipal Hospital in Jaipur, Rajasthan, a distance of 286 kilometers.

●	SS Innovations is the first and only company in India to receive Central Drugs Standard Control Organization (CDSCO) regulatory approval for Telesurgery and Teleproctoring capabilities of a surgical robotic system. The CDSCO is India’s equivalent to the United States Food and Drug Administration (FDA).

Fort Lauderdale, Fla., January 13, 2025: SS Innovations International, Inc. (OTC:SSII) (“SS Innovations” or the “Company”), a developer of innovative surgical robotic technologies dedicated to making world-class robotic surgery affordable for and accessible to a global population, has made history in global healthcare by successfully performing two world-first robotic cardiac telesurgeries in just two days, a feat that has never been accomplished before. This achievement, made possible by the SSi Mantra 3 Surgical Robotic System, involved remotely connecting SS Innovations’ headquarters in Gurugram, India with Manipal Hospital in Jaipur, Rajasthan, spanning a distance of 286 kilometers. This milestone opens the door to a future where advanced surgical technology becomes a key component of accessible and efficient global healthcare.

The first telesurgery procedure, a remotely conducted robotic-assisted Internal Mammary Artery Harvesting procedure was successfully completed in just 58 minutes. The surgical team was led by Dr. Sudhir Srivastava, Founder, Chairman, and CEO of SS Innovations, from the Company’s Headquarters in Gurugram, and supported by Dr. Lalit Malik, Chief of Cardiac Surgery at Manipal Hospital, Jaipur, along with his expert team at the remote location in Jaipur. The telesurgery demonstrated precision with a low latency of just 35-40 milliseconds (less than 1/20th of a second). This groundbreaking procedure was followed by another world-first, a Robotic Beating Heart Totally Endoscopic Coronary Artery Bypass (TECAB), a procedure known as one of the most complex Cardiac Surgical procedures; performed via telesurgery under the same collaboration, also with a low latency of just 40 milliseconds.

Both telesurgeries, conducted by remote connection from Gurgugram to Jaipur, showcased seamless teamwork across long distances, setting a new standard for remote surgical interventions. These achievements underscore the transformative potential of telesurgery in overcoming geographical barriers, enabling timely, high-quality medical care with a high degree of accuracy.

The SSi Mantra 3 Surgical Robotic System is the only robotic system in the world to have received regulatory approval for telesurgery and tele-proctoring. Approved by the Central Drugs Standard Control Organization (CDSCO), this validation opens the door to remote surgeries and medical education, enabling healthcare professionals to collaborate across distances. It highlights the transformative potential of technology in enhancing the accessibility and precision of healthcare, revolutionizing how surgeries are performed on a global scale. By bringing world-class medical expertise to even the most remote corners of the globe, it sets a groundbreaking precedent for the future of remote healthcare, reshaping patient care.

Expressing immense gratitude for this historic feat, SS Innovations’ Founder, Chairman, and CEO, Dr. Sudhir Srivastava, said, “We are extremely thrilled to have advanced the capabilities of surgery to benefit humanity, especially in areas that need it the most. By enabling telesurgery, we can bridge gaps in access to medical expertise and deliver the highest standard of care, regardless of geographical barriers. For a country like India, with its vast rural population and significant healthcare disparities, this innovation has the potential to be transformative. Telesurgery brings world-class surgical expertise directly to underserved communities, eliminating the need for patients to travel long distances to urban centers for specialized care. It ensures timely interventions while reducing logistical and financial burdens on families. With the recent CDSCO approval for telesurgery using SSi Mantra, we have not just advanced technology; we have fulfilled our mission to democratize access to robotic surgery. Our goal has always been to make advanced surgical care affordable and accessible, and telesurgery now allows us to extend the reach of skilled surgeons to every corner of our nation, fundamentally changing the way healthcare is delivered.”

Dr. Lalit Malik, Chief of Cardiac Surgery at Manipal Hospital, Jaipur, said, “We believe that this groundbreaking inter-state robotic cardiac telesurgery marks a significant advance in enhancing patient care through innovation. The remote robotic-assisted CABG on an elderly patient from Jaipur demonstrates how technology can bridge geographical gaps to provide accurate and timely medical interventions. This achievement underscores our dedication to offering world-class healthcare and ensuring patients have access to the most advanced treatment options available.”

Commenting on this milestone, Dr. Fredric Moll, Father of Surgical Robotics, and Founder of Intuitive Surgical and SS Innovations’ Vice-Chairman, said, “I would like to extend my heartfelt congratulations to Dr. Srivastava and the entire team on the successful achievement of performing the world’s first robotic cardiac telesurgeries. It is wonderful to see just how far we have come since the inception of surgical robotics more than 20 years ago. As many may recall, the original robotic system was designed to achieve two things, remote surgery and the ability to perform coronary bypass surgery in a complete closed chest approach. My approach had been that, if you could perform beating heart bypass surgery with the robot, then all other procedures would be possible. Due to the bandwidth limitations at the time, the telesurgery goal was put on hold while we further broadened the applications of the surgical robotic system across all specialties. I believe that SS Innovations has seized the opportunity, to not only develop the next generation of a surgical robotic system, but to also push the envelope of just what was dreamed of more than 20 years ago, achieving a successful demonstration of telesurgery coupled along with a highly complex cardiac surgical procedure. With this achievement, I have no doubt that certainly more opportunities will present themselves as we have now entered into a new paradigm shift towards surgery and how we will soon approach it.”

This historic achievement marks a significant step forward in India’s healthcare landscape, with the Company leading the charge in revolutionizing surgical care through both cutting-edge technology coupled with a humanitarian vision. The approval of Telesurgery and Tele proctoring capabilities for the SSI Mantra Surgical Robotic System not only underscores the company’s commitment to innovation but also opens up new possibilities for accessible, high-quality healthcare across India and beyond. As SS Innovations continues to expand the boundaries of medical technology, it remains dedicated to transforming healthcare delivery, making advanced treatments more accessible, and ultimately improving the lives of patients worldwide.

About SS Innovations:

SS Innovations International, Inc. (OTC: SSII) is a developer of innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger part of the global population. The Company’s product range includes its proprietary “SSi Mantra” surgical robotic system, and “SSi Mudra” its wide range of surgical instruments capable of supporting a variety of surgical procedures including robotic cardiac surgery. SS Innovations’ business operations are headquartered in India and the Company plans to expand the presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions, globally. For more information, visit our website at ssinnovations.com or LinkedIn for updates.

About the SSi Mantra:

The SSi Mantra Surgical Robotic System, by SS Innovations, is a modular multi-arm system with many advanced technology features. It allows for the use of 3-5 robotic arms, has an open-faced ergonomic Surgeon Command Centre, 32-inch large 3D 4K monitor, a 23-inch 2D Touch panel monitor for all patient related information display, a virtual real-time image of the robotic Patient Side Arm Carts, and the ability for superimposition of 3D models of diagnostic imaging. The Vision Cart gives the table-side team the same magnified 3D 4K view as the surgeon to provide better safety and efficiency. The modular robotic arms give flexibility in positioning and the number of arms to be used. This allows for collision-free conduct of surgical operations. There are over 40 different types of robotic endo-surgical instruments that can be used for different specialties including cardiac surgery. The learning curve for surgeons is shorter due to the SSi Mantra’s ergonomic design and user-friendly features.

The SSi Mantra has been clinically validated in India in more than 80 different types of surgical procedures. SS Innovations has commenced the regulatory approval process in the United States and the European Union and anticipates receiving FDA approval to market and CE Mark approval in the second half of 2025.

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